SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                              SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                           (Amendment No. 13)*


                            Techne Corporation
- ------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
- ------------------------------------------------------------------------
                     (Title of Class of Securities)

                             878377 10 0
- ------------------------------------------------------------------------
                           (CUSIP Number)

                           December 31, 2001
- -------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[   ]	Rule 13d-1(b)
	[   ]	Rule 13d-1(c)
	[ X ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                       Page 1 of 4 Pages


                            SCHEDULE 13G
- -------------------------------------------------------------------------------
CUSIP No.  878377 10 0                               Page 2 of 4 Pages
- -----------------------                              --------------------------
- -------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas E. Oland
- ------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [  ]
                                                                    (b) [  ]
- ------------------------------------------------------------------------------
3 SEC USE ONLY

- ------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
- ------------------------------------------------------------------------------
 NUMBER OF             5     SOLE VOTING POWER
  SHARES
BENEFICIALLY                 1,651,400 (includes 400,000 shares obtainable upon
 OWNED BY                    exercise of options exercisable at December 31,
   EACH                      2001 or within 60 days of such date)
 REPORTING             --------------------------------------------------------
  PERSON               6     SHARED VOTING POWER
   WITH
                             897,632
                       --------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             1,651,400 (includes 400,000 shares obtainable
                             upon exercise of options exercisable at December
                             31, 2001 or within 60 days of such date)
                       -------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             0
- ------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,549,032 (includes 400,000 shares obtainable upon exercise of options exercisable at December 31, 2001 or within 60 days of such date)
- -----------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                 [  ]
- -----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.1%
- -----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
- -------------------------------------------------------------------------------
Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)	Name of Issuer:

		Techne Corporation

Item 1(b)	Address of Issuer's Principal Executive Offices:

		614 McKinley Place N.E.
		Minneapolis, MN 55413

Item 2(a)	Name of Person Filing:

		See Cover Page Item 1

Item 2(b)	Address of Principal Business Office or, if none, residence:

		614 McKinley Place N.E.
		Minneapolis, MN  55413

Item 2(c)	Citizenship:

		See Cover Page Item 4

Item 2(d)	Title of Class of Securities:

		Common Stock

Item 2(e)	CUSIP No.:

		See Cover Page

Item 3          Statement filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

		Not applicable

Item 4          Ownership

		See Cover Page Items 5 through 11

Item 5          Ownership of Five Percent or Less of a Class:

		If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



                                Page 3 of 4 Pages


Item 6          Ownership of More than Five Percent on Behalf of Another
                Person:

		Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

		Not applicable

Item 8          Identification and Classification of Members of the Group:

		Not applicable

Item 9          Notice of Dissolution of Group:

		Not applicable

Item 10         Certifications:

		Not applicable


                                    SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 2001.


                                            /s/ Jan. 22,   2002
                                                 (Date)

                                           /s/Thomas E. Oland
                                                (Signature)

                                              Thomas E. Oland
                                             (Name and title)


                              Page 4 of 4 Pages